Exhibit 99.1

Press Release
For Immediate Release
ITC Holdings Corp. Reports Third Quarter 2008 Results
     Highlights
•	Net income for the third quarter of $28.0 million, or $0.56 per diluted share

•	Net income for the first nine months of 2008 of $82.2 million, or $1.66 per diluted share

•	Investments in property, plant & equipment for nine months ended September 30, 2008 for ITCTransmission, METC and ITC Midwest of $91.3 million, $85.4 million and $110.4 million, respectively

•	Updated 2008 EPS guidance of $2.10 to $2.12

•	Updated 2008 guidance for investments in property, plant & equipment of $115 — 120 million, $110 — 120 million and $120-140 million for ITCTransmission, METC and ITC Midwest, respectively
Novi, Michigan — November 5, 2008 — ITC Holdings Corp. (NYSE: ITC) today announced its third quarter results for the period ended September 30, 2008. Net income for the quarter was $28.0 million, or $0.56 per diluted share, compared to $20.8 million, or $0.48 per diluted share for the third quarter of 2007. Net income for the first nine months of 2008 was $82.2 million, or $1.66 per diluted share, compared to $57.7 million, or $1.33 per diluted share for the same period last year.
“ITC has had another strong quarter and continues to deliver on its financial commitments,” said Joseph L. Welch, chairman, president and CEO of ITC. “Our positive results continue to be driven primarily by ITC Midwest’s acquisition of Interstate Power and Light Company’s (IPL) electric transmission assets and growth in rate base at ITCTransmission and METC.
“We have updated our 2008 earnings guidance to reflect our better than expected results, which are mainly due to higher projected rate base, partially offset by a ramp-up of ITC Grid Development expenses. The turmoil in the financial markets is not impacting our capital expenditure plans,” Welch continued, “and we continue to focus on our strategic efforts to grow beyond our current footprint by building regional transmission.”
In the third quarter of 2008, ITCTransmission invested $19.0 million, METC invested $31.3 million and ITC Midwest invested $60.8 million in their respective transmission systems. For the nine month period, ITCTransmission, METC and ITC Midwest’s respective investments were $91.3 million, $85.4 million and $110.4 million.
ITC reported operating revenues of $163.3 million for the third quarter 2008, an increase of $54.0 million over the comparable period last year. Network revenues increased by $34.9 million due to the December 2007 acquisition by ITC Midwest of the electric transmission assets of IPL, for which no revenues were included in our results of operations for the three months ended September 30, 2007. METC and ITCTransmission also recognized additional network revenues of $5.7 million and $6.8 million, respectively, mainly due to higher net revenue requirement as a result of higher rate base, operating expenses and taxes, among other items. Point-to-point, scheduling, control and dispatch revenues increased due primarily to $1.6 million of ITC Midwest revenues. Regional cost sharing revenues which became applicable during 2008 were $4.6 million for the three months ended September 30, 2008.
Operating revenues for the nine months ended September 30, 2008, were $465.8 million, an increase of $149.0 million compared to the first nine months of 2007. Network revenues increased by $95.6 million as a result of the acquisition by ITC Midwest of the IPL electric transmission assets. METC and ITCTransmission also recognized additional network revenues of $18.6 million and $14.6 million, respectively, due to higher net revenue requirement as a result of higher rate base, operating expenses and taxes, among other items. Point-to-point, scheduling, control and dispatch revenues increased due primarily to the addition of $5.0 million of ITC Midwest revenues. Regional cost sharing revenues which became applicable during 2008 were $12.0 million for the nine months ended September 30, 2008.
Operation & maintenance (O&M) expenses of $33.3 million were $10.8 million higher in the third quarter of 2008 than the same period in 2007. O&M expenses increased due primarily to expenses of $8.1 million incurred by ITC Midwest that were not included in our results of operations for the three months ended September 30, 2007. As well as the increases in O&M expenses relating to ITC Midwest, METC incurred additional vegetation management expenses of $2.2 million.
For the nine months ended September 30, 2008, O&M expenses of $87.6 million were $25.1 million higher than for the same period in 2007. O&M expenses increased by $17.8 million due to amounts incurred by ITC Midwest, for which no amounts were included in our results of operations for the nine months ended September 30, 2007. Further, METC incurred additional vegetation management expenses of $7.2 million.
General and administrative (G&A) expenses of $20.6 million for the third quarter of 2008 were $7.3 million higher than the same period in 2007. G&A expenses increased due primarily to increased personnel, higher business expenses and professional advisory and consulting services, all of which include incremental costs incurred by ITC Midwest.
For the nine months ended September 30, 2008, G&A expenses of $60.0 million were $19.4 million higher than for the same period in 2007. G&A expenses increased $16.6 million due primarily to increased personnel, higher business expenses and professional advisory and consulting services, mainly as a result of the acquisition of IPL transmission assets. Also, G&A expenses increased by $1.8 million at ITC Grid Development and ITC Great Plains subsidiaries for salaries, benefits and general business expenses due to increased development activities during the nine months ended September 30, 2008.
Depreciation and amortization expenses increased by $6.8 million in the third quarter of 2008 compared to the same period in 2007. ITC Midwest recognized depreciation expenses of $4.9 million for the three months ended September 30, 2008. Depreciation and amortization expenses also increased at ITCTransmission and METC due to a higher depreciable asset base resulting from property, plant and equipment additions.
Depreciation and amortization expenses increased $19.7 million in the nine months ended September 30, 2008 compared to the same period in 2007. ITC Midwest recognized depreciation expenses of $13.3 million for the nine months ended September 30, 2008. Depreciation and amortization expenses also increased at ITCTransmission and METC due primarily to a higher depreciable asset base resulting from property, plant and equipment additions.
Taxes other than income taxes increased due to property tax expenses at ITC Midwest of $1.6 million for the three months ended September 30, 2008. Additionally, property tax expenses at ITCTransmission and METC increased by $1.0 million due primarily to ITCTransmission and METC’s capital additions, which are included in the assessments for 2008 personal property taxes. Partially offsetting these increases was a decrease of $0.6 million as a result of the replacement of the Michigan Single Business Tax.

For the nine months ended September 30, 2008, taxes other than income taxes increased due to property tax expenses at ITC Midwest of $4.8 million. Additionally, property tax expenses at ITCTransmission and METC increased by $3.1 million due primarily to ITCTransmission and METC’s capital additions, which are included in the assessments for 2008 personal property taxes. Partially offsetting these increases was a decrease of $1.6 million as a result of the replacement of the Michigan Single Business Tax.
During the third quarter of 2008, METC sold a building for net proceeds of $4.9 million resulting in a $0.5 million loss. Additionally in the second quarter of 2008 ITCTransmission sold a permanent easement of land for a gain of $1.4 million resulting in a year to date net gain of $0.9 million.
For three and nine months ended September 30, 2008, compared to three and nine months ended September 30, 2007 interest expense increased by $10.5 million and $32.1 million respectively, due primarily to higher borrowing levels to finance our capital expenditures and to finance the ITC Midwest’s asset acquisition.
Guidance for 2008
For 2008, earnings per diluted share are expected to be between $2.10 and $2.12. This increase, compared to prior EPS guidance of $2.00 to $2.05, is due mainly to higher projected rate base partially offset by a ramp up of non-recoverable development expenses at ITC Grid Development. Investments in property, plant & equipment for 2008 are expected to be approximately $115 — $120 million, $110-120 million and $120-140 million for ITCTransmission, METC and ITC Midwest, respectively.
Third quarter Conference Call
ITC will conduct a conference call to discuss third quarter 2008 earnings results at 1 p.m. ET November 6, 2008. Joseph L. Welch, chairman, president and CEO, will provide a business overview and Edward M. Rahill, senior vice president and CFO will discuss the financial results of the third quarter of 2008. Individuals wishing to participate in the conference call may dial toll-free (877) 440-5786 (domestic) or (719) 325-4918 (international); there is no passcode. The conference call replay, available through Thursday, November 13, 2008 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 2772455. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2008 third quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of the 10-Q can be found at ITC’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company, LLC (METC) and ITC Midwest LLC, ITC operates regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Pat Wenzel (248.946.3570, pwenzel@itc-holdings.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

OPERATING REVENUES	$163,279	$109,272	$465,809	$316,850

OPERATING EXPENSES

Operation and maintenance	33,271	22,451	87,628	62,494
General and administrative	20,640	13,376	59,983	40,603
Depreciation and amortization	23,869	17,060	69,639	49,893
Taxes other than income taxes	10,552	8,253	31,750	25,089
Net (gain)/loss on sale of assets	515	—	(930)	—

Total operating expenses	88,847	61,140	248,070	178,079

OPERATING INCOME	74,432	48,132	217,739	138,771

OTHER EXPENSES (INCOME)

Interest expense	30,547	20,084	91,263	59,156
Allowance for equity funds used during construction	(2,672)	(2,339)	(8,052)	(5,192)
Loss on extinguishment of debt	—	—	—	349
Other income	(847)	(1,128)	(1,909)	(2,847)
Other expense	1,494	175	2,928	844

Total other expenses (income)	28,522	16,792	84,230	52,310

INCOME BEFORE INCOME TAXES	45,910	31,340	133,509	86,461

INCOME TAX PROVISION	17,865	10,540	51,282	28,807

NET INCOME	$28,045	$20,800	$82,227	$57,654

Basic earnings per share	$0.57	$0.49	$1.70	$1.36
Diluted earnings per share	$0.56	$0.48	$1.66	$1.33

Weighted-average basic shares	49,035,446	42,369,352	48,449,303	42,244,470
Weighted-average diluted shares	50,245,145	43,592,868	49,653,897	43,474,222

Dividends declared per common share	$0.305	$0.290	$0.885	$0.840

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(in thousands, except share data)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$36,012	$2,616
Accounts receivable	57,584	40,919
Inventory	19,158	26,315
Deferred income taxes	27,246	2,689
Regulatory assets — Attachment O revenue accrual (including accrued interest of $1,364)	16,862	—
Other	4,992	3,518

Total current assets	161,854	76,057

Property, plant and equipment (net of accumulated depreciation and amortization of $916,632 and $879,843, respectively)	2,206,072	1,960,433
Other assets
Goodwill	959,811	959,042
Intangible assets (net of accumulated amortization of $5,294 and $3,025, respectively)	53,113	55,382
Regulatory assets- Attachment O revenue accrual (including accrued interest of $476 and $552, respectively)	55,306	20,537
Other regulatory assets	112,001	115,503
Deferred financing fees (net of accumulated amortization of$7,515 and $5,138, respectively)	20,122	14,201
Other	27,306	12,142

Total other assets	1,227,659	1,176,807

TOTAL ASSETS	$3,595,585	$3,213,297

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$75,709	$47,627
Accrued payroll	11,104	8,928
Accrued interest	13,641	23,088
Accrued taxes	10,466	15,065
ITC Midwest’s asset acquisition additional purchase price accrual	—	5,402
Refundable deposits from generators for transmission network upgrades	13,954	2,352
Other	4,174	3,965

Total current liabilities	129,048	106,427

Accrued pension and postretirement liabilities	17,193	13,934
Deferred income taxes	169,057	90,617
Regulatory liabilities	195,234	189,727
Other	5,838	6,093
Long-term debt	2,163,446	2,243,424

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 49,629,489 and 42,916,852 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	846,329	532,103
Retained earnings	70,284	31,864
Accumulated other comprehensive loss	(844)	(892)

Total stockholders’ equity	915,769	563,075

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,595,585	$3,213,297

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine months ended
	September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$82,227	$57,654
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	69,639	49,893
Attachment O revenue accrual-including accrued interest	(51,619)	(9,931)
Deferred income tax expense	49,644	28,807
Allowance for equity funds used during construction	(8,052)	(5,192)
Stock-based compensation expense	4,671	2,402
Amortization of loss on reacquired debt, deferred financing fees and debt discounts	4,234	3,144
Other	(893)	(123)
Changes in assets and liabilities, exclusive of changes shown separately	(19,821)	(26,014)

Net cash provided by operating activities	130,030	100,640

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(288,974)	(214,319)
ITC Midwest’s asset acquisition additional purchase price	(4,714)	—
ITC Midwest’s asset acquisition direct fees	(1,008)	(1,818)
Other	6,194	926

Net cash used in investing activities	(288,502)	(215,211)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	657,782	100,000
Repayment of long-term debt	(765,000)	—
Borrowings under ITC Holdings’ Term Loan Agreement	—	25,000
Repayment of ITC Holdings’ Term Loan Agreement	—	(25,000)
Borrowings under revolving credit agreements	480,511	455,400
Repayments of revolving credit agreements	(453,500)	(416,100)
Issuance of common stock	310,237	2,860
Common stock issuance costs	(797)	(5)
Dividends on common stock	(43,793)	(35,751)
Repurchase and retirement of common stock	—	(1,841)
Debt issuance costs	(5,409)	(1,056)
Refundable deposits from generators for transmission network upgrades	14,189	—
Repayment of refundable deposits from generators for transmission network upgrades	(2,352)	—

Net cash provided by financing activities	191,868	103,507

NET INCREASE/(DECREASE)IN CASH AND CASH EQUIVALENTS	33,396	(11,064)

CASH AND CASH EQUIVALENTS — Beginning of period	2,616	13,426

CASH AND CASH EQUIVALENTS — End of period	36,012	$2,362